Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Fourth Quarter and Annual 2022 Results

Fourth Quarter and Annual 2022 Summary

●	Full year 2022 pre-tax income of $93 million, net income of $73 million, or $1.44 per diluted share
●	Q4 2022 pre-tax loss of $62 million, net loss of $47 million, or $0.93 loss per share
●	Secured amendments under the majority of SkyWest’s flying contracts to provide increased compensation for SkyWest’s current pilot pay scales
●	Took delivery of four E175 aircraft for Delta Air Lines (“Delta”) during Q4 2022 under previously announced agreements

ST. GEORGE, UTAH, February 2, 2023 -- SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q4 2022, including net loss of $47 million, or $0.93 loss per share, compared to net income of $4 million, or $0.09 per diluted share, for Q4 2021. The Q4 2022 results:

●	reflect $69 million of deferred revenue related to fixed monthly cash payments received under SkyWest’s newly amended flying contracts;
●	include a $36 million non-cash impairment charge on ten CRJ700 aircraft that were placed under a held-for-sale arrangement; and
●	include an $11 million accelerated expense on 21 leased CRJ aircraft that are in the process of being stored prior to the lease expiration.

SkyWest also reported net income of $73 million, or $1.44 per diluted share, for the 2022 year, compared to net income of $112 million, or $2.20 per diluted share, for the 2021 year and adjusted net income of $176 million1, or $3.46 per diluted share, for the 2021 year.

1 See the Financial Results and Reconciliation of non-GAAP financial measures sections of this release for more information.

Commenting on the results, Chip Childs, Chief Executive Officer of SkyWest, said, “We continue to experience strong demand for our product, and our teams performed exceptionally well through the busy holiday season to deliver a solid 99.9% adjusted completion rate for the fourth quarter. Also during the quarter, we were pleased to have finalized amendments to the flying contracts with a majority of our partners to reflect our increased pilot scales. I want to thank our people for their dedicated, world-class efforts to deliver a strong, reliable product.”

Financial Results

Revenue was $681 million in Q4 2022, down $96 million, or 12%, from $777 million in Q4 2021. This quarter’s $96 million year-over-year decrease in revenue consisted of a combination of a $4 million net reduction in contract and prorate revenue and a $92 million reduction as a result of revenue deferrals. SkyWest deferred recognizing $69 million of revenue during Q4 2022 compared to recognizing previously deferred revenue of $23 million during Q4 2021. The increase in deferred revenue was driven by the terms relating to fixed monthly cash payments under SkyWest’s newly amended flying contracts. See the “Other Supplemental Cash Flow Information” section of this release for more information.

Operating expenses were $716 million in Q4 2022, down $28 million, or 4%, from $744 million in Q4 2021. The decrease in operating expenses was primarily due to a decrease in maintenance costs, offset by an increase in salaries, wages, and benefits for Q4 2022, compared to Q4 2021. The $36 million non-cash impairment recorded in Q4 2022 on aircraft held-for-sale is reflected in the “Other operating expenses” line item in the accompanying Condensed Consolidated Statements of Income (Loss).

Capital and Liquidity

SkyWest had $1.0 billion in cash and marketable securities at December 31, 2022 and September 30, 2022, up from $860 million at December 31, 2021.

Total debt at December 31, 2022 and September 30, 2022 was $3.4 billion, up from $3.1 billion at December 31, 2021. Capital expenditures during Q4 2022 were $111 million for the purchase of four E175 aircraft and other fixed assets.

Status Update on Previously Announced Agreements

SkyWest is coordinating with its major airline partners to optimize the timing of upcoming fleet deliveries under previously announced agreements. SkyWest expects to finance the future E175 deliveries discussed below through debt. The anticipated future delivery dates summarized below are based on currently available information and are subject to change.

Flying contract with Delta for 16 E175 aircraft

●	Four aircraft were delivered in Q4 2022.

●	Two aircraft are anticipated to be delivered in Q4 2023 and one aircraft in 2024.
●	Nine aircraft were delivered prior to Q4 2022.

Flying contract with Alaska Airlines for 11 E175 aircraft

●	One aircraft is expected to be delivered in 2025
●	Ten aircraft were delivered prior to Q4 2022.

By the end of 2025, SkyWest is scheduled to operate a total of 240 E175 aircraft.

Reconciliation of non-GAAP Financial Measures

SkyWest has included in the schedules attached to this release a reconciliation of certain non-GAAP information to the most directly comparable GAAP information. The non-GAAP information presented in this release should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting SkyWest’s business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of SkyWest’s business without regard to these items. SkyWest has provided reconciling information in the attached schedules.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of over 500 aircraft connecting passengers to over 230 destinations throughout North America. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines and Alaska Airlines carrying more than 40 million passengers in 2022.

SkyWest will host its conference call to discuss its fourth quarter 2022 results today, February 2, 2023, at 2:30 p.m. Mountain Time. The conference call number is 1-888-330-2446 for domestic callers, and 1-240-789-2732 for international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://events.q4inc.com/attendee/455349866.This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the fourth quarter 2022 results call, participation at investor conferences and investor presentations can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” "expects," "intends," "believes," "anticipates," “estimates,” "should," "likely" and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the continued demand for our product, the impact of the COVID-19 pandemic, economic conditions and the captain shortage on

SkyWest’s business, financial condition and results of operations, the scheduled aircraft deliveries for SkyWest in upcoming periods and the related execution of SkyWest’s fleet transition strategy and expected timing thereof, expected production levels in future periods and associated staffing challenges, pilot attrition trends, SkyWest’s coordination with major airline partners to optimize the delivery of aircraft under previously announced agreements, the expected terms, timing and benefits related to SkyWest’s leasing and joint venture transactions, as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements unless required by law. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to, uncertainty regarding the COVID-19 pandemic and other potential future outbreaks of infectious diseases or other health concerns, and the consequences of such outbreaks to the travel industry and our major partners in general and the financial condition and operating results of SkyWest in particular, the prospects of entering into agreements with existing or other carriers to fly new aircraft, ongoing negotiations between SkyWest and its major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the ability to attract and retain qualified pilots, including captains, and related staffing challenges, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel, including related to the COVID-19 pandemic, inflationary pressures, and related decreases in customer demand and spending; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; estimated useful life of long-lived assets, residual aircraft values and related impairment charges; labor relations and costs and labor shortages; the impact of global instability; rapidly fluctuating fuel costs and potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; uncertainty regarding ongoing hostility between Russia and the Ukraine and the related impacts on macroeconomic conditions and on the international operations of any of our major airline partners as a result of such conflict; the existing global COVID-19 pandemic and the outbreak of any other disease or similar public health threat that affects travel demand or travel behavior; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Loss)

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2022	2021	2022	2021
OPERATING REVENUES:
Flying agreements	$654,486	$751,834	$2,899,837	$2,615,076
Lease, airport services and other	26,759	25,329	105,088	98,415
Total operating revenues	681,245	777,163	3,004,925	2,713,491

OPERATING EXPENSES:
Salaries, wages and benefits	315,204	267,796	1,211,551	986,664
Aircraft maintenance, materials and repairs	137,679	213,302	644,157	817,803
Depreciation and amortization	97,125	111,109	394,552	440,198
Aircraft fuel	23,367	29,435	108,456	107,057
Aircraft rentals	27,244	16,046	75,353	63,357
Airport-related expenses	17,353	32,212	71,549	104,690
Special items	—	—	—	84,592
Payroll support grant	—	—	—	(422,669)
Other operating expenses	98,337	74,311	318,145	255,932
Total operating expenses	716,309	744,211	2,823,763	2,437,624
OPERATING INCOME (LOSS)	(35,064)	32,952	181,162	275,867

OTHER INCOME (EXPENSE):
Interest income	8,273	382	17,605	1,114
Interest expense	(34,775)	(28,848)	(127,083)	(123,122)
Other income (expense), net	(112)	553	20,899	(3,249)
Total other expense, net	(26,614)	(27,913)	(88,579)	(125,257)

INCOME (LOSS) BEFORE INCOME TAXES	(61,678)	5,039	92,583	150,610
PROVISION (BENEFIT) FOR INCOME TAXES	(14,574)	707	19,630	38,700
NET INCOME (LOSS)	$(47,104)	$4,332	$72,953	$111,910

BASIC EARNINGS (LOSS) PER SHARE	$(0.93)	$0.09	$1.44	$2.22
DILUTED EARNINGS (LOSS) PER SHARE	$(0.93)	$0.09	$1.44	$2.20

Weighted average common shares:
Basic	50,598	50,380	50,548	50,348
Diluted	50,598	50,833	50,644	50,753

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	December 31,	December 31,
	2022	2021
Cash and marketable securities	$1,047,215	$860,410
Other current assets	324,066	208,183
Total current assets	1,371,281	1,068,593

Property and equipment, net	5,524,549	5,373,635
Deposits on aircraft	23,931	124,964
Other long-term assets	494,792	558,755
Total assets	$7,414,553	$7,125,947

Current portion, long-term debt	$438,502	$391,798
Other current liabilities	734,041	802,823
Total current liabilities	1,172,543	1,194,621

Long-term debt, net of current maturities	2,941,772	2,717,420
Other long-term liabilities	952,607	946,392
Stockholders' equity	2,347,631	2,267,514
Total liabilities and stockholders' equity	$7,414,553	$7,125,947

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s fleet in scheduled service or under contract by aircraft type:

	December 31, 2022	September 30, 2022	December 31, 2021
E175 aircraft	236	232	211
CRJ900 aircraft	41	44	44
CRJ700 aircraft	104	114	114
CRJ200 aircraft	136	140	140
Total aircraft in service or under contract	517	530	509

As of December 31, 2022, SkyWest leased 35 CRJ700s and five CRJ900s to third parties (these aircraft are excluded from the table above). The E175 aircraft counts are based on delivery date.

Selected operational data:

	For the three months ended December 31,				For the year ended December 31,
Block hours by aircraft type:	2022	2021	% Change		2022	2021	% Change
E175s	153,959	166,598	(7.6)%		635,039	613,465	3.5%
CRJ900s	23,194	28,526	(18.7)%		101,662	116,576	(12.8)%
CRJ700s	58,498	74,639	(21.6)%		261,036	289,902	(10.0)%
CRJ200s	49,253	78,876	(37.6)%		256,655	299,685	(14.4)%
Total block hours	284,904	348,639	(18.3)%		1,254,392	1,319,628	(4.9)%

Departures	168,816	199,300	(15.3)%		739,388	749,943	(1.4)%
Passengers carried	9,437,439	10,736,113	(12.1)%		40,064,689	36,608,918	9.4%
Adjusted flight completion	99.9%	98.6%	1.3	pts	99.7%	99.6%	0.1	pts
Raw flight completion	98.3%	97.1%	1.2	pts	98.2%	98.2%	—	pts
Passenger load factor	84.6%	81.9%	2.7	pts	83.4%	74.6%	8.8	pts
Average trip length	479	519	(7.7)%		493	532	(7.3)%

Adjusted flight completion percent excludes weather cancellations. Raw flight completion includes weather cancellations.

Reconciliation to Adjusted Net Income and Diluted Earnings per Share

(Dollars in Thousands, Except per Diluted Share Amounts)

(Unaudited)

	For the twelve months ended December 31, 2021
	Pretax income	Income tax benefit (expense)	Net income	Net income per diluted share
GAAP Income	$150,610	$(38,700)	$111,910	$2.20
2021 Adjustments (1)	84,592	(20,683)	63,909
Non-GAAP Adjusted Income	$235,202	$(59,383)	$175,819	$3.46

(1)	Adjusts for a non-cash impairment charge on SkyWest Airlines operated CRJ900 fleet.

Other Supplemental Cash Flow Information

The Company receives certain fixed monthly cash payments under its capacity purchase agreements (“CPAs”) that are attributed to the Company’s overhead costs and are recognized as revenue on a completed block hour basis over the applicable contract term. Additionally, the Company receives certain other fixed monthly cash payments associated with the Company’s aircraft ownership costs that are accounted for as lease revenue under the CPAs and are recognized on a straight-line basis over the applicable contract term. Fixed monthly cash payments received in excess of revenue recognized during the reporting period are recorded as deferred revenue and revenue recognized in excess of fixed monthly cash payments during the reporting period are recorded as unbilled revenue on the Company’s consolidated balance sheet. The following summarizes the total fixed monthly cash received in excess of (or less than) revenue recognized during the indicated reporting periods and the cumulative difference as of December 31, 2022 and 2021 (dollars in thousands, unaudited).

	Three months ended		Year ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenue recognized in excess of (less than) fixed cash payments received	$(69,521)	$22,899	$(29,322)	$15,237

	As of December 31, 2022	As of December 31, 2021
Cumulative revenue recognized in excess of (less than) fixed cash payments received	$(124,813)	$(95,491)